Exhibit 3.16

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 02:30 PM 09/20/1995
950214574 – 800568

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

IDC ACQUISITION CORP.

INTO

INTERACTIVE DATA CORPORATION

*  *  *  *  *  *  *

IDC Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (hereinafter sometimes referred to as the “Corporation”),

DOES HEREBY CERTIFY;

FIRST: That the Corporation was incorporated on the 29th day of June 1995, pursuant to the General Corporation Law of the State of Delaware.

SECOND: That the Corporation owns all of the outstanding shares of the stock of Interactive Data Corporation, a corporation incorporated under the name Chase Interactive Data Corporation on the 11th day of April, 1974, pursuant to the General Corporation Law of the State of Delaware.

THIRD: That the Directors of the Corporation, by the following resolutions of its Board of Directors, duly adopted by the unanimous written consent of its members,

determined to merge itself into said Interactive Data Corporation:

“WHEREAS, the Corporation is the owner of record of all of the issued and outstanding shares of the capital stock of Interactive Data Corporation, a Delaware corporation (the “Surviving Corporation”); and

WHEREAS, the Board of Directors of the Corporation has determined that the Corporation, as permitted under Section 253 of the General Corporation Law of the State of Delaware, shall merge itself into Interactive Data Corporation effective upon the date of filing of the requisite Certificate of Ownership and Merger with the Secretary of the State of Delaware (the “Merger”);

RESOLVED, that IDC Acquisition Corp. merge and it hereby does merge itself into Interactive Data Corporation, which, as the Surviving Corporation, assumes all of the liabilities and obligations of IDC Acquisition Corp.;

RESOLVED, that the Merger shall be effective upon the date of filing with the Secretary of State of Delaware (the “Effective Time”);

RESOLVED, that the terms and conditions of the Merger are as follows;

1.	At the Effective Time, the separate existence of IDC Acquisition Corp. shall cease and the Surviving Corporation shall continue in existence and succeed to and possess all of the rights, privileges, immunities, powers, purposes and properties, and assume and be liable for all of the liabilities and obligations, of IDC Acquisition Corp., and the Surviving Corporation.

2.	Each of the shares of Interactive Data Corporation issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and cease to exist.

3.	Each of the shares of IDC Acquisition Corp. issued and outstanding immediately prior to the Effective

Time shall, by virtue of the Merger, be converted into, and become outstanding as, one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

RESOLVED, that the proper officers of the Corporation be and they hereby are authorized and directed to make and execute a Certificate of Merger and Ownership setting forth a copy of the resolutions to merge the Corporation into Interactive Data Corporation, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said Merger.”

FOURTH: That the Merger has been approved by the written consent of the holders of at least a majority of the outstanding stock of IDC Acquisition Corp. entitled to vote thereon.

IN WITNESS WHEREOF, said IDC Acquisition Corp. has caused this Certificate to be signed by Sharon T. Rowlands,

its Vice President and attested by Loredona Beg, its Secretary this 19th day of September, 1995.

IDC ACQUISITION CORP.

By
Name: S.T. ROWLANDS
Title: VICE-PRESIDENT

Attest:

By
Name: LOREDANA BEG
Title: SECRETARY

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